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                                                                     EXHIBIT 5.1



              [LETTERHEAD OF WILSON SONSINI GOODRICH AND ROSATI]



                                 July 10, 1998


SoloPoint, Inc.
130-B Knowles
Los Gatos, California 95030

    Re:  Registration Statement on Form S-8
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Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 10, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 125,000 shares of your Common Stock under the 1993 Incentive Stock Plan. Such shares of Common Stock are referred to herein as the "Shares", and such plan is referred to herein as the "Plan". As legal counsel for SoloPoint, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

    It is our opinion that the Shares, when issued and sold in the manner described in the Plan, and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation

                              /s/ Wilson Sonsini Goodrich & Rosati